Exhibit 10.3

Deutsche Bank

Deutsche Bank AG, London Branch
Winchester house
1 Great Winchester St, London EC2N 2DB
Telephone: 44 20 7545 8000

c/o Deutsche Bank Securities Inc.
60 Wall Street
New York, NY 10005
Telephone: 212-250-2500

Internal Reference: 611290

December 4, 2014

PROS Holdings, Inc.
3100 Main Street, Suite 900
Houston, Texas 77002

Attn:	General Counsel

Re:	Base Convertible Bond Hedge Transaction

    The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Deutsche Bank AG, London Branch (“Dealer”) and PROS Holdings, Inc. (“Counterparty”). This communication constitutes a “Confirmation” as referred to in the Agreement specified below.
DEUTSCHE BANK AG, LONDON BRANCH IS NOT REGISTERED AS A BROKER DEALER UNDER THE U.S. SECURITIES EXCHANGE ACT OF 1934. DEUTSCHE BANK SECURITIES INC. (“DBSI”) HAS ACTED SOLELY AS AGENT IN CONNECTION WITH THE TRANSACTION AND HAS NO OBLIGATION, BY WAY OF ISSUANCE, ENDORSEMENT, GUARANTEE OR OTHERWISE WITH RESPECT TO THE PERFORMANCE OF EITHER PARTY UNDER THE TRANSACTION. AS SUCH, ALL DELIVERY OF FUNDS, ASSETS, NOTICES, DEMANDS AND COMMUNICATIONS OF ANY KIND RELATING TO THIS TRANSACTION BETWEEN DEUTSCHE BANK AG, LONDON BRANCH, AND COUNTERPARTY SHALL BE TRANSMITTED EXCLUSIVELY THROUGH DEUTSCHE BANK SECURITIES INC. DEUTSCHE BANK AG, LONDON BRANCH IS NOT A MEMBER OF THE SECURITIES INVESTOR PROTECTION CORPORATION (SIPC).

Chairman of the Supervisory Board: Dr. Paul Achleitner.

Management Board: Jürgen Fitschen (Co-Chairman), Anshu Jain (Co-Chairman), Stefan Krause, Stephan Leithner, Stuart Lewis, Rainer Neske and Henry Ritchotte.

 Deutsche Bank AG is authorised under German Banking Law (competent authority: BaFin - Federal Financial Supervising Authority) and by the Prudential Regulation Authority and subject to limited regulation by the Prudential Regulation Authority and Financial Conduct Authority. Deutsche Bank AG, London Branch is a member of the London Stock Exchange. Deutsche Bank AG is a joint stock corporation with limited liability incorporated in the Federal Republic of Germany HRB No. 30 000 District Court of Frankfurt am Main; Branch Registration in England and Wales BR000005; Registered address: Winchester House, 1 Great Winchester Street, London EC2N 2DB. Details about the extent of our authorisation and regulation by the Prudential Regulation Authority, and regulation by the Financial Conduct Authority are available on request or from https://www.db.com/en/content/eu_disclosures_uk.htm.

1.This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). Certain defined terms used herein have the meanings assigned to them in the Indenture to be dated as of December 10, 2014 between Counterparty and Wilmington Trust, National Association, as trustee (the “Indenture”), relating to the USD125,000,000 principal amount of 2.00% Convertible Senior Notes due 2019 (the “Base Convertible Securities”) and the additional USD18,750,000 principal amount of 2.00% Convertible Senior Notes due 2019 that may be issued pursuant to the option to purchase additional convertible securities (the “Optional Convertible Securities” and, together with the Base Convertible Securities, the “Convertible Securities”). In the event of any inconsistency between the terms defined in the Indenture and this Confirmation, this Confirmation shall govern. For the avoidance of doubt, references herein to sections of, or definitions set forth in, the Indenture are based on the draft of the Indenture most recently reviewed by the parties at the time of execution of this Confirmation. If any relevant sections of, or definitions set forth in, the Indenture are changed, added or renumbered between the execution of this Confirmation and the execution of the Indenture, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties, as evidenced by such draft of the Indenture. Subject to the foregoing, the parties acknowledge that references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is, or the Convertible Securities are, amended, modified or supplemented following the date of their execution, any such amendment, modification or supplement (other than any amendment, modification or supplement pursuant to a Merger Supplemental Indenture (as defined below)) will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.
Counterparty is hereby advised, and Counterparty acknowledges, that Dealer has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.
This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement (Multicurrency—Cross Border) as if Dealer and Counterparty had executed an agreement in such form on the date hereof (but without any Schedule except for (i) the election of Loss and Second Method and US Dollars (“USD”) as the Termination Currency, (ii) the replacement of the word “third” in the last line of Section 5(a)(i) of the Agreement with the word “first”, and (iii) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Counterparty with a “Threshold Amount” of USD25 million).
All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency among this Confirmation, the Equity Definitions, the 2006 Definitions or the Agreement, the following shall prevail in the order of precedence indicated: (i) this Confirmation; (ii) the Equity Definitions; (iii) the 2006 Definitions; and (iv) the Agreement. For the avoidance of doubt, except to the extent of an express conflict, the application of any provision of this Confirmation, the Agreement, the Equity Definitions or the 2006 Definitions shall not be construed to exclude or limit any other provision of this Confirmation, the Agreement, the Equity Definitions or the 2006 Definitions.
The Transaction hereunder shall be the sole Transaction under the Agreement. If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.
2.    The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:
General Terms:

Trade Date:	December 4, 2014

Effective Date:	The closing date of the initial issuance of the Convertible Securities.

Option Style:	Modified American, as described under “Procedures for Exercise” below.

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

Shares:	The Common Stock of Counterparty, par value USD0.001 (Ticker Symbol: “PRO”).

Number of Options:
The number of Base Convertible Securities in denominations of USD1,000 principal amount issued by Counterparty on the closing date for the initial issuance of the Convertible Securities. For the avoidance of doubt, the Number of Options outstanding shall be reduced by each exercise of Options hereunder.

Applicable Percentage:	30%

Option Entitlement:	The product of the Applicable Percentage and 29.5972

Fundamental Change Adjustment:	Any adjustment to the Conversion Rate pursuant to Section 14.03 of the Indenture.

Discretionary Adjustment:	Any adjustment to the Conversion Rate pursuant to Section 14.04(h) of the Indenture.

Strike Price:	USD33.7870
Rounding of Strike Price/

Option Entitlement:
In connection with any adjustment to the Option Entitlement or Strike Price, the Option Entitlement or the Strike Price, as the case may be, shall be rounded by the Calculation Agent in accordance with the provisions of the Indenture relating to rounding of the “Conversion Price” or the “Conversion Rate” as applicable (each as defined in the Indenture).

Number of Shares:	As of any date, a number of Shares equal to the product of the Number of Options and the Option Entitlement.

Premium:	USD7,672,500

Premium Payment Date:	The Effective Date

Exchange:	The New York Stock Exchange

Related Exchange:	All Exchanges
Procedures for Exercise:

Exercise Dates:	Each Conversion Date.

Conversion Date:
Each “Conversion Date” (as defined in the Indenture) occurring during the Exercise Period for Convertible Securities each in denominations of USD1,000 principal amount (such Convertible Securities, the

“Relevant Convertible Securities” for such Conversion Date).

Exercise Period:	The period from and excluding the Effective Date to and including the Expiration Date.

Expiration Date:
The earlier of (i) the last day on which any Convertible Securities remain outstanding and (ii) the second “Scheduled Trading Day” (as defined in the Indenture) immediately preceding the “Maturity Date” (as defined in the Indenture).

Automatic Exercise on

Conversion Dates:
Applicable; and means that on each Conversion Date, a number of Options equal to the number of Relevant Convertible Securities for such Conversion Date in denominations of USD1,000 principal amount shall be automatically exercised, subject to “Notice of Exercise” below.

Notice Deadline:
In respect of any exercise of Options hereunder on any Conversion Date, 5:00 P.M., New York City time, on (i) in the case the applicable Relevant Convertible Securities will be settled by Counterparty by delivery of Shares only (together with cash in lieu of any fractional Share), the “Trading Day” (as defined in the Indenture) immediately following the relevant Conversion Date, or (ii) otherwise, the Scheduled Trading Day immediately preceding the first day of the relevant Cash Settlement Averaging Period; provided that in the case of any exercise of Options hereunder in connection with the conversion of any Relevant Convertible Securities for any Conversion Date occurring during the period from and including September 1, 2019 to and including the Expiration Date (such period, the “Final Conversion Period”), the Notice Deadline shall be 5:00 P.M., New York City time, on the “Scheduled Trading Day” (as defined in the Indenture) immediately preceding the “Maturity Date” (as defined in the Indenture).

Notice of Exercise:
Notwithstanding anything to the contrary in the Equity Definitions, Dealer shall have no obligation to make any payment or delivery in respect of any exercise of Options hereunder and such obligation in respect of such exercise shall be permanently extinguished unless Counterparty notifies Dealer in writing prior to the Notice Deadline in respect of such exercise, of (i) the number of Relevant Convertible Securities being converted on the related Conversion Date, (ii) the scheduled settlement date under the Indenture for the Relevant Convertible Securities for such Conversion Date, (iii) whether such Relevant Convertible Securities will be settled by Counterparty by delivery of cash, Shares or a combination of cash and Shares and, if such a combination, the “Specified Dollar

Amount” (as defined in the Indenture) and (iv) the first day of the relevant “Observation Period” (as defined in the Indenture), if any; provided that in the case of any exercise of Options in connection with the conversion of any Relevant Convertible Securities for any Conversion Date occurring during the Final Conversion Period, the contents of such notice shall be as set forth in clauses (i) and (ii) above. Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act (as defined below) and the rules and regulations thereunder, in respect of any election of a settlement method with respect to the Convertible Securities. For the avoidance of doubt, if Counterparty fails to give such notice when due in respect of any exercise of Options hereunder, Dealer’s obligation to make any payment or delivery in respect of such exercise shall be permanently extinguished, and late notice shall not cure such failure. If applicable, the Notice of Exercise shall also contain the Settlement Method Election Provisions.
Notice of Final Convertible Security

Settlement Method:
Counterparty shall notify Dealer in writing before 5:00 P.M., New York City time, on the “Scheduled Trading Day” (as defined in the Indenture) immediately preceding September 1, 2019 of the settlement method (and, if applicable, the Specified Dollar Amount) elected (or deemed to be elected) with respect to Relevant Convertible Securities with a Conversion Date occurring during the Final Conversion Period (any such notice, a “Notice of Final Convertible Security Settlement Method”). If applicable, the Notice of Final Convertible Security Settlement Method shall also contain the Settlement Method Election Provisions.

Dealer’s Telephone Number
and Telex and/or Facsimile Number
and Contact Details for purpose of

Giving Notice:	As specified in Section 6(b) below.

Settlement Terms:

Settlement Date:
For any Exercise Date, the date one Settlement Cycle following the final day of the relevant Cash Settlement Averaging Period; provided that the Settlement Date shall not be prior to the Exchange Business Day immediately following the date Counterparty provides the Notice of Delivery Obligation prior to 5:00 P.M., New York City time.

Delivery Obligation:
In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to “Notice of Exercise” above and “Discretionary Adjustments” and “Consequences of Merger Events” below, in respect of an Exercise Date, Dealer will deliver to Counterparty on the related Settlement Date (the “Delivery Obligation”), (i) a number of Shares equal to the product of the Applicable Percentage and the aggregate number of Shares, if any, that Counterparty would be obligated to deliver to the holder(s) of the Relevant Convertible Securities for such Conversion Date pursuant to Section 14.02(a) of the Indenture (except that such number of Shares shall be determined without taking into consideration any rounding pursuant to Section 14.02(j) of the Indenture and shall be rounded down to the nearest whole number) and cash in lieu of any fractional Share resulting from such rounding and/or (ii) the product of the Applicable Percentage and the aggregate amount of cash, if any, in excess of the principal amount of the Relevant Convertible Securities that Counterparty would be obligated to deliver to holder(s) of the Relevant Convertible Securities for such Conversion Date pursuant to Section 14.02(a) of the Indenture, determined, for each of clauses (i) and (ii), by the Calculation Agent (by reference to such Sections of the Indenture) as if Counterparty had elected to satisfy its conversion obligation in respect of such Relevant Convertible Securities by the Applicable Settlement Method, notwithstanding any different actual election by Counterparty with respect to the settlement of such Relevant Convertible Securities; provided that the Delivery Obligation shall be determined excluding any Shares and/or cash that Counterparty is obligated to deliver to holder(s) of the Relevant Convertible Securities as a direct or indirect result of any adjustments to the Conversion Rate pursuant to a Discretionary Adjustment and any interest payment that Counterparty is (or would have been) obligated to deliver to holder(s) of the Relevant Convertible Securities for such Conversion Date. Notwithstanding the foregoing, if, in respect of any Exercise Date, (x)(I) the number of Shares included in the Delivery Obligation multiplied by the Share Obligation Value Price plus (II) the amount of cash included in the Delivery Obligation, would otherwise exceed (y) the product of the Applicable Percentage and the relevant Net Convertible Share Obligation Value, such number of Shares and such amount of cash shall be proportionately reduced to the extent necessary to eliminate such excess.

Make-Whole Adjustment:
Notwithstanding anything to the contrary herein, in respect of any exercise of Options relating to a conversion of Relevant Convertible Securities in connection with which holders of the Relevant Convertible Securities would be entitled to receive additional Shares and/or cash as a result of adjustments to the Conversion Rate pursuant to a Fundamental Change Adjustment, the Delivery Obligation shall include the Applicable Percentage of such additional Shares and/or cash; provided that if the sum of (i) the product of (a) the number of Shares (if any) included in the Delivery Obligation per exercised Option and (b) the Share Obligation Value Price and (ii) the amount of cash (if any) included in the Delivery Obligation per exercised Option would otherwise exceed the amount per Option, as determined by the Calculation Agent, that would be payable by Dealer under Section 6 of the Agreement if (x) the relevant Conversion Date were an Early Termination Date resulting from an Additional Termination Event with respect to which the Transaction was the sole Affected Transaction and Counterparty was the sole Affected Party and (y) the provisions of the Indenture relating to the Fundamental Change Adjustment were deleted, then such number of Shares and such amount of cash shall be proportionately reduced to the extent necessary to eliminate such excess.

Applicable Settlement Method:
For any Relevant Convertible Securities, if (i) Counterparty has notified Dealer in the related Notice of Exercise (or in the Notice of Final Convertible Security Settlement Method, as the case may be) that it has elected to satisfy its conversion obligation in respect of such Relevant Convertible Securities in cash or in a combination of cash and Shares in accordance with Section 14.02(a) of the Indenture (a “Cash Election”) with a Specified Dollar Amount of at least USD1,000 and (ii) such Notice of Exercise (or such Notice of Final Convertible Security Settlement Method, as the case may be) contains all of the Settlement Method Election Provisions, the Applicable Settlement Method shall be the settlement method actually so elected by Counterparty in respect of such Relevant Convertible Securities (the “Convertible Securities Settlement Method”); otherwise, the Applicable Settlement Method shall assume Counterparty had made a Cash Election with respect to such Relevant Convertible Securities with a Specified Dollar Amount of USD1,000 per Relevant Convertible Security.

Cash Settlement Averaging Period:
The 60 “Trading Days” (as defined in the Indenture) commencing on (I) the second “Trading Day” (as defined in the Indenture) after the Conversion Date for conversions with a related Conversion Date occurring prior to the Final Conversion Period or (II) the 62nd “Scheduled Trading Day” (as defined in the Indenture) prior to the “Maturity Date” (as defined in the Indenture) for conversions with a related Conversion Date occurring during the Final Conversion Period.

Settlement Method Election Provisions:
In order for the Applicable Settlement Method to be the Convertible Securities Settlement Method in accordance with “Applicable Settlement Method” above, the related Notice of Exercise (or Notice of Final Convertible Security Settlement Method, as the case may be) must contain in writing the following representations and warranties from Counterparty to Dealer as of such notice delivery date:

(i) none of Counterparty and its officers or directors, or any person that controls, potentially controls, or otherwise exercises influence over, Counterparty’s decision to elect the Convertible Security Settlement Method is aware of any material nonpublic information regarding Counterparty or the Shares;
(ii) Counterparty is electing the Convertible Security Settlement Method in good faith and not as part of a plan or scheme to evade compliance with the U.S. federal securities laws; Counterparty is not electing the Convertible Security Settlement Method to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act; and Counterparty has not entered into or altered any hedging transaction relating to the Shares corresponding to or offsetting the Transaction;
(iii) Counterparty has the power to make such election and to execute and deliver any documentation relating to such election that it is required by this Confirmation to deliver and to perform its obligations under this Confirmation and has taken all necessary action to authorize such election, execution, delivery and performance;
(iv) such election and performance of its obligations under this Confirmation do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets; and
(v) any transaction that Dealer makes with respect to the Shares during the period beginning at the time that Counterparty delivers such notice and ending at the close of business on the final day of the Cash Settlement Averaging Period shall be made by Dealer at Dealer’s sole discretion for Dealer’s own account and Counterparty shall not have, and shall not attempt to exercise, any influence over how, when, whether or at what price Dealer effects such transactions, including, without limitation, the prices paid or received by Dealer per Share pursuant to such transactions, or whether such transactions are made on any securities exchange or privately.

Notice of Delivery Obligation:
No later than the Exchange Business Day immediately following the last day of the relevant Cash Settlement Averaging Period, Counterparty shall give Dealer notice of the final number of Shares and/or amount of cash included in the Total Convertible Share Obligation Value (as defined below); provided that, with respect to any Exercise Date occurring during the Final Conversion Period, Counterparty may provide Dealer with a single notice of the aggregate number of Shares and/or amount of cash included in the Total Convertible Share Obligation Value for all Exercise Dates occurring during such period (it being understood, for the avoidance of doubt, that the requirement of Counterparty to deliver such notice shall not limit Counterparty’s obligations with respect to a Notice of Exercise or Notice of Final Convertible Security Settlement Method, as the case may be, as set forth above, in any way).

Net Convertible Share Obligation Value:
With respect to Relevant Convertible Securities as to a Conversion Date, (i) the Total Convertible Share Obligation Value of such Relevant Convertible Securities for such Conversion Date minus (ii) the aggregate principal amount of such Relevant Convertible Securities for such Conversion Date.

Total Convertible Share Obligation Value:
With respect to Relevant Convertible Securities with respect to a Conversion Date, (i) (A) the number of Shares equal to the aggregate number of Shares that Counterparty is obligated to deliver to the holder(s) of Relevant Convertible Securities for such Conversion Date pursuant to the Indenture (it being understood that such number of Shares shall be determined taking into consideration any rounding pursuant to Section 14.02(j) of the Indenture) multiplied by (B) the Share Obligation Value Price plus (ii) an amount of cash equal to the aggregate amount of cash that Counterparty is obligated to deliver to the holder(s) of Relevant Convertible Securities for such Conversion Date pursuant to the Indenture (including, for the avoidance of doubt, any cash payable by Counterparty in lieu of fractional Shares); provided that the Total Convertible Share Obligation Value shall be determined excluding any Shares and/or cash that Counterparty is obligated to deliver to holder(s) of the Relevant Convertible Securities as a direct or indirect result of any adjustments to the Conversion Rate pursuant to a Discretionary Adjustment and any interest payment that Counterparty is (or would have been) obligated to deliver to holder(s) of the Relevant Convertible Securities for such Conversion Date.

Share Obligation Value Price:	The opening price as displayed under the heading “Op” on Bloomberg page “PRO.N <Equity>” (or any successor thereto) on the applicable Settlement Date or other date of delivery.

Other Applicable Provisions:
To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.8, 9.9 and 9.11 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist as a result of the fact that Counterparty is the issuer of the Shares.

Restricted Certificated Shares:
Notwithstanding anything to the contrary in the Equity Definitions, Dealer may, in whole or in part, deliver Shares required to be delivered to Counterparty hereunder in certificated form in lieu of delivery through the Clearance System. With respect to such certificated Shares, the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by deleting the remainder of the provision after the word “encumbrance” in the fourth line thereof.

Adjustments:

Method of Adjustment:
Notwithstanding Section 11.2 of the Equity Definitions, upon the occurrence of any event or condition set forth in Section 14.04(a), (b), (c), (d) and (e) and Section 14.05 of the Indenture (a “Potential Adjustment Event”) that the Calculation Agent determines (by reference to such Section) would result in an adjustment under the Indenture, the Calculation Agent shall make a corresponding adjustment in respect of any one or more of the Strike Price, the Number of Options, the Option Entitlement and any other term relevant to the exercise, settlement or payment of the Transaction, subject to “Discretionary Adjustments” below. Immediately upon the occurrence of any Potential Adjustment Event, Counterparty shall notify the Calculation Agent of such Potential Adjustment Event; and once the adjustments to be made to the terms of the Indenture and the Convertible Securities in respect of such Potential Adjustment Event have been determined, Counterparty shall immediately notify the Calculation Agent in writing of the details of such adjustments.
For the avoidance of doubt, Dealer shall not have any payment or delivery obligation hereunder in respect of, and no adjustment shall be made to the terms of the Transaction on account of, (x) any distribution of cash, property or securities by Counterparty to the holders of Convertible Securities (upon conversion or otherwise) or (y) any other transaction in which holders of Convertible Securities are entitled to participate, in each case, in lieu of an adjustment under the Indenture in respect of a Potential Adjustment Event (including, without limitation, under the fourth sentence of Section 14.04(c) of the Indenture or the fourth sentence of Section 14.04(d) of the Indenture).

Discretionary Adjustments:
Notwithstanding anything to the contrary herein or in the Equity Definitions, if the Calculation Agent in good faith disagrees with any adjustment under the Indenture that involves an exercise of discretion by Counterparty or its board of directors (including, without limitation, pursuant to Section 14.05 of the Indenture or pursuant to Section 14.07 of the Indenture or any supplemental indenture entered into thereunder (a “Merger Supplemental Indenture”) or in connection with the determination of the fair value of any securities, property, rights or other assets), then the Calculation Agent will determine the adjustment to be made to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment of or under the Transaction in a commercially reasonable manner and, for the avoidance of doubt, the Delivery Obligation shall be calculated on the basis of such adjustments by the Calculation Agent.

Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, “Merger Event” shall have the meaning set forth in Section 14.07(a) of the Indenture.

Consequences of Merger Events:
Notwithstanding Section 12.2 of the Equity Definitions, upon the occurrence of a Merger Event, the Calculation Agent shall make an adjustment to the terms relevant to the exercise, settlement or payment of the Transaction corresponding to the adjustment required under Section 14.07 of the Indenture in respect of such Merger Event, as determined by the Calculation Agent (by reference to such Section), subject to “Discretionary Adjustments” above; provided that such adjustment shall be made without regard to any adjustment to the Conversion Rate pursuant to a Fundamental Change Adjustment or a Discretionary Adjustment; and provided further that the Calculation Agent may make such further adjustments to the terms of the Transaction as may be necessary to ensure that the fair value of the Transaction to Dealer is not adversely affected as a result of any adjustment referenced in this paragraph and, for the avoidance of doubt, any such further adjustments shall be taken into account in calculating the Delivery Obligation; and provided further that if, with respect to a Merger Event, (i) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person not organized under the laws of the United States, any state thereof or the District of Columbia or (ii) the Counterparty to the Transaction, following such Merger Event, will not be a corporation or will not be the Issuer, Dealer may elect in its sole discretion that Cancellation and Payment (Calculation Agent Determination) shall apply.
Notice of Merger Consideration and

Consequences:
Upon the occurrence of a Merger Event, Counterparty shall reasonably promptly (but in any event prior to the relevant merger date) notify the Calculation Agent of (i) in the case of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), (a) the weighted average of the types and amounts of consideration received by the holders of Shares that affirmatively make such an election or (b) if no holders of Shares affirmatively make such an election, the types and amounts of consideration actually received by the holders of Shares, and (ii) the details of the adjustment to be made under the Indenture in respect of such Merger Event.

Nationalization, Insolvency

or Delisting:
Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such e xchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Termination Event(s):
Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of an Extraordinary Event, the Transaction would be cancelled or terminated (whether in whole or in part) pursuant to Article 12 of the Equity Definitions, an Additional Termination Event (with the Transaction (or the cancelled or terminated portion thereof) being the Affected Transaction and Counterparty being the sole Affected Party) shall be deemed to occur, and, in lieu of Sections 12.7, 12.8 and 12.9 of the Equity Definitions, Section 6 of the Agreement shall apply to such Affected Transaction.

Additional Disruption Events:

(a)
Change in Law:    Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) by adding the phrase “and/or Hedge Position” after the word “Shares” in clause (X) thereof and (iii) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”; and provided further that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the parenthetical beginning after the word “regulation” in the second line thereof the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)” and (ii) adding the words “, or holding, acquiring or disposing of Shares or any Hedge Positions relating to,” after the words “obligations under” in clause (Y) thereof.

(b)	Failure to Deliver: Applicable

(c)	Insolvency Filing: Applicable

(d)	Hedging Disruption: Applicable; provided that:
(i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following sentence at the end of such Section:
“For the avoidance of doubt, (i) the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk, and (ii) the transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing and other terms.”; and

(ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

(e)	Increased Cost of Hedging: Applicable

Hedging Party:	Dealer

Determining Party:	Dealer

Non-Reliance:	Applicable
Agreements and Acknowledgments

Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3.
Calculation Agent:     Dealer; provided that, following the occurrence of an Event of Default described in Section 5(a)(vii) of the Agreement with respect to which Dealer is the Defaulting Party, if the Calculation Agent fails to timely make any calculation, adjustment or determination required to be made by the Calculation Agent hereunder or to perform any obligation of the Calculation Agent hereunder and such failure continues for five (5) Exchange Business Days following notice to the Calculation Agent by Counterparty of such failure, Counterparty shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to act as the Calculation Agent. Whenever the Calculation Agent is required to act or to exercise judgment in any way with respect to the Transaction hereunder, it will do so in good faith and in a commercially reasonable manner.

4.    Account Details:
Dealer Payment Instructions:
Bank of New York
ABA 021-000-018
Deutsche Bank Securities Inc.
A/C 8900327634

Counterparty Payment Instructions:
To be provided by Counterparty.
5.    Offices:
The Office of Dealer for the Transaction is:
London
The Office of Counterparty for the Transaction is:
Inapplicable, Counterparty is a Multibranch Party
6.    Notices: For purposes of this Confirmation:

(a)    Address for notices or communications to Counterparty:
To:        PROS Holdings, Inc.
3100 Main Street, Suite 900
Houston, Texas 77002
Attn:        General Counsel

(b)	Address for notices or communications to Dealer:

To:	Deutsche Bank AG, London Branch
c/o Deutsche Bank Securities Inc.
60 Wall Street
New York, NY 10005

Attn:	Andrew Yaeger

Telephone:	(212) 250-2717

Email:	Andrew.Yaeger@db.com

With a copy to:

Attn:	Eric Natelson

Telephone:	(212) 250-7099

Email:	Eric.Natelson@db.com

7.    Representations, Warranties and Agreements:

(a)    In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:
(i)    On the Trade Date and as of the date of any Notice of Share Termination under (and as defined in) Section 8(c) below, (A) none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.
(ii)    (A) On the Trade Date, the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) and (B) Counterparty shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the sixth Exchange Business Day immediately following the Trade Date.
(iii)    Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements).
(iv)    Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.
(v)    Prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction, and approving the Transaction and any related hedging activity for purposes of Section 203 of the Delaware General Corporation Law, and such other certificate or certificates as Dealer shall reasonably request.
(vi)    Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.
(vii)    Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
(viii)    On each of the Trade Date and the Premium Payment Date, Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase the Number of Shares in compliance with the laws of the jurisdiction of Counterparty’s incorporation.
(ix)    The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 1 of the Purchase Agreement, dated as of December 4, 2014, among Counterparty and Goldman, Sachs & Co. and Deutsche Bank Securities Inc. as representatives of the several Purchasers named in Schedule I thereto (the “Purchase Agreement”) are true and correct as of the Trade Date and the Effective Date and are hereby deemed to be repeated to Dealer as if set forth herein.

(x)    Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD50 million.
(b)    Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended, and is entering into the Transaction as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.
(c)    Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.
(d)    Each of Dealer and Counterparty agrees and acknowledges that Dealer is a “financial institution” and “financial participant” within the meaning of Sections 101(22) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 548(d)(2), 555 and 561 of the Bankruptcy Code.
(e)    As a condition to the effectiveness of the Transaction, Counterparty shall deliver to Dealer (i) an incumbency certificate, dated as of the Premium Payment Date, of Counterparty in customary form and (ii) an opinion of counsel, dated as of the Premium Payment Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement and Section 7(a)(vii) hereof and such other matters as Dealer may reasonably request.
(f)    Counterparty understands that notwithstanding any other relationship between Counterparty and Dealer and its affiliates, in connection with this Transaction and any other over-the-counter derivative transactions between Counterparty and Dealer or its affiliates, Dealer or its affiliates is acting as principal and is not a fiduciary or advisor in respect of any such transaction, including any entry, exercise, amendment, unwind or termination thereof.
(g)    Counterparty represents and warrants that it has received, read and understands the OTC Options Risk Disclosure Statement and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”.
8.    Other Provisions:

(a)    Right to Extend. Dealer may postpone or add, in whole or in part, any Exercise Date or Settlement Date or any other date of valuation or delivery by Dealer, with respect to some or all of the relevant Options (in which event the Calculation Agent shall make appropriate adjustments to the Delivery Obligation), if Dealer determines, in good faith and in its commercially reasonable discretion, that such extension is reasonably necessary or appropriate to preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock borrow market or other relevant market or to enable Dealer to effect purchases of Shares or Share Termination Delivery Units in connection with its commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer).
(b)    Additional Termination Event. The occurrence of an event of default with respect to Counterparty under the terms of the Convertible Securities as set forth in Section 6.01 of the Indenture shall constitute an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party, and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement and to determine the amount payable pursuant to Section 6(e) of the Agreement.
(c)    Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If Dealer shall owe Counterparty any amount pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Dealer to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day (which written confirmation shall contain the representation and warranty set forth in Section 7), no later than 9:30 A.M., New York City time, on the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable (“Notice of Share Termination”); provided that if Counterparty does not elect to require Dealer to satisfy its Payment Obligation by the Share Termination Alternative, Dealer shall have the right, in its sole discretion, to elect to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty’s failure to elect or election to the contrary; and provided further that Counterparty shall not have the right to so elect (but, for the avoidance of doubt, Dealer shall have the right to so elect) in the event of (i) an Insolvency, a Nationalization or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party or an Extraordinary Event, which Event of Default, Termination Event or Extraordinary Event resulted from an event or events within Counterparty’s control. Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable:

Share Termination Alternative:
If applicable, means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 6(d)(ii) of the Agreement or such later date or dates as Dealer may commercially reasonably determine (the “Share Termination Payment Date”) taking into account commercially reasonable hedging or hedge unwind activity, in satisfaction of the Payment Obligation.

Share Termination Delivery

Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent

shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:
The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:
In the case of a Termination Event (other than on account of an Insolvency, Nationalization or Merger Event), Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization or Merger Event, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event, as applicable. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other Applicable Provisions:
If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Counterparty is the issuer of any Share Termination Delivery Units (or any part thereof).

(d)    Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, the Shares (the “Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction in a commercially reasonable manner cannot be sold in the U.S. public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided that if Counterparty elects clause (i) above but the items referred to therein are not completed in a timely manner, or if Dealer, in its sole discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(d) shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), and best efforts obligations to provide opinions and certificates and such other documentation as is customary for private placements agreements, all commercially reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary to compensate Dealer for any commercially reasonable discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the “Daily VWAP” (as defined in the Indenture) on such Exchange Business Days, and in the amounts, commercially reasonably requested by Dealer. This Section 8(d) shall survive the termination, expiration or early unwind of the Transaction.

(e)    Repurchase and Conversion Rate Adjustment Notices. Counterparty shall, at least two Exchange Business Days prior to any day on which Counterparty effects any repurchase of Shares or consummates or otherwise engages in any transaction or event (a “Conversion Rate Adjustment Event”) that could reasonably be expected to lead to an increase in the Conversion Rate, give Dealer a written notice of such repurchase or Conversion Rate Adjustment Event (a “Repurchase Notice”) on such day if, following such repurchase or Conversion Rate Adjustment Event, the Notice Percentage would reasonably be expected to be (i) greater than 14.5% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof). The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Shares plus the number of shares underlying any other convertible bond hedge transactions or call options sold by Dealer to Counterparty and the denominator of which is the number of Shares outstanding on such day. In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 8(e) then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses (including losses relating to the Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to this Transaction), claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act or under any state or federal law, regulation or regulatory order, relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement and shall inure to the benefit of any permitted assignee of Dealer.

(f)    Transfer and Assignment. Either party may transfer or assign any of its rights or obligations under the Transaction with the prior written consent of the non-transferring party, such consent not to be unreasonably withheld or delayed; provided that Dealer may transfer or assign without any consent of Counterparty its rights and obligations hereunder, in whole or in part, to any person, or any person whose obligations would be guaranteed by a person, in either case, of credit quality equivalent to Dealer’s (or its ultimate parent’s). If at any time at which (1) the Equity Percentage exceeds 8% or (2) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under Section 203 of the Delaware General Corporation Law or other federal, state or local law, rule, regulation or regulatory order or organizational documents or contracts of Counterparty applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting, registration, filing or notification obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Restrictions and with respect to which such requirements have not been met or the relevant approval has not been received or that would subject a Dealer Person to restrictions (including restrictions relating to business combinations or other designated transactions), or have any other adverse effect on a Dealer Person, under Applicable Restrictions minus (y) 1% of the number of Shares outstanding on the date of determination (either such condition described in clause (1) or (2), an “Excess Ownership Position”), Dealer, in its discretion, is unable to effect a transfer or assignment to a third party after its commercially reasonable efforts on pricing and terms and within a time period reasonably acceptable to Dealer such that an Excess Ownership Position no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that an Excess Ownership Position would no longer exist following the resulting partial termination of the Transaction (after taking into account commercially reasonable adjustments to Dealer’s commercially reasonable Hedge Positions from such partial termination). In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement or Section 8(c) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty were the sole Affected Party with respect to such partial termination, (iii) such portion of the Transaction were the only Terminated Transaction and (iv) Dealer were the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement and to determine the amount payable pursuant to Section 6(e) of the Agreement. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer (collectively, “Dealer Group”) “beneficially own” (within the meaning of Section 13 of the Exchange Act) without duplication on such day and (B) the denominator of which is the number of Shares outstanding on such day. In the case of a transfer or assignment by Counterparty of its rights and obligations hereunder and under the Agreement, in whole or in part (any such Options so transferred or assigned, the “Transfer Options”), to any party, withholding of such consent by Dealer shall not be considered unreasonable if such transfer or assignment does not meet the reasonable conditions that Dealer may impose including, but not limited, to the following conditions:

(A)    With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 8(e) or any obligations under Section 2 (regarding Extraordinary Events) or 8(d) of this Confirmation;
(B)    Any Transfer Options shall only be transferred or assigned to a third party that is a United States person (as defined in the Internal Revenue Code of 1986, as amended (the “Code”));
(C)    Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, undertakings with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty as are requested by, and reasonably satisfactory to, Dealer;
(D)    Dealer shall not, as a result of such transfer and assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer and assignment;
(E)    An Event of Default, Potential Event of Default or Termination Event shall not occur as a result of such transfer and assignment;
(F)    Without limiting the generality of clause (B), Counterparty shall have caused the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and
(G)    Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.

(g)    Delivery of Shares. Notwithstanding anything to the contrary herein, Dealer may, by prior notice to Counterparty, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date.
(h)    Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.
(i)    No Netting and Set-off. The provisions of Section 2(c) of the Agreement shall not apply to the Transaction. Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under the Transaction against any delivery or payment obligations owed to it by the other party, whether arising under the Agreement, under any other agreement between parties hereto, by operation of law or otherwise.
(j)    Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that the obligations of Counterparty under this Confirmation are not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.
(k)    Early Unwind. In the event the sale by Counterparty of the Base Convertible Securities is not consummated pursuant to the Purchase Agreement for any reason by the close of business in New York on December 10, 2014 (or such later date as agreed upon by the parties) (December 10, 2014 or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and the Transaction and all of the respective rights and obligations of Dealer and Counterparty hereunder shall be cancelled and terminated and Counterparty shall pay to Dealer an amount in cash equal to the aggregate amount of costs and expenses relating to the unwinding of Dealer’s hedging activities in respect of the Transaction (including market losses incurred in reselling any Shares purchased by Dealer or its affiliates in connection with such hedging activities, unless Counterparty agrees to purchase any such Shares at the cost at which Dealer purchased such Shares) or, at the election of Counterparty, deliver to Dealer Shares with a value equal to such amount, as determined by the Calculation Agent, in which event the parties shall enter into customary and commercially reasonable documentation relating to the registered or exempt resale of such Shares. Following such termination, cancellation and payment, each party shall be released and discharged by the other party from, and agrees not to make any claim against the other party with respect to, any obligations or liabilities of either party arising out of, and to be performed in connection with, the Transaction either prior to or after the Early Unwind Date. Dealer and Counterparty represent and acknowledge to the other that upon an Early Unwind and following the payment referred to above, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(l)    Agreements and Acknowledgements Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the “Daily VWAP” (as defined in the Indenture); (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the “Daily VWAP” (as defined in the Indenture), each in a manner that may be adverse to Counterparty; and (E) the Transaction is a derivatives transaction in which it has granted Dealer an option, and Dealer may purchase shares for its own account at an average price that may be greater than, or less than, the price paid by Counterparty under the terms of the Transaction.
(m)    Method of Delivery. Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through DBSI. In addition, all notices, demands and communications of any kind relating to the Transaction between Dealer and Counterparty shall be transmitted exclusively through DBSI.
(n)    Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (the “WSTAA”), the parties hereby agree that neither the enactment of the WSTAA (or any statute containing any legal certainty provision similar to Section 739 of the WSTAA) or any regulation under the WSTAA (or any such statute), nor any requirement under the WSTAA (or any statute containing any legal certainty provision similar to Section 739 of the WSTAA) or an amendment made by the WSTAA (or any such statute), shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging or Illegality).
(o)    Governing Law. THE AGREEMENT, THIS CONFIRMATION AND ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT AND THIS CONFIRMATION SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE, OTHER THAN TITLE 14 OF ARTICLE 5 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
(p)    Amendment. This Confirmation and the Agreement may not be modified, amended or supplemented, except in a written instrument signed by Counterparty and Dealer.
(q)    Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
(r)    Tax Matters.  For purposes of Sections 4(a)(i) and (ii) of the Agreement, Counterparty agrees to deliver to Dealer one duly executed and completed United States Internal Revenue Service Form W-9 (or successor thereto).
(s)    Withholding Tax with Respect to Non-US Counterparties. “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include (i) any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”) or (ii) any U.S. federal withholding tax imposed on amounts treated as dividends from sources within the United States under Section

871(m) of the Code (or any Treasury regulations or other guidance issued thereunder). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.
(t)    Submission to Jurisdiction. Section 13(b) of the Agreement is deleted in its entirety and replaced by the following:
“Each party hereby irrevocably and unconditionally submits for itself and its property in any suit, legal action or proceeding relating to this Agreement and/or the Transaction, or for recognition and enforcement of any judgment in respect thereof, (each, “Proceedings”) to the exclusive jurisdiction of the Supreme Court of the State of New York, sitting in New York County, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof. Nothing in the Confirmation or this Agreement precludes either party from bringing Proceedings in any other jurisdiction if (A) the courts of the State of New York or the United States of America for the Southern District of New York lack jurisdiction over the parties or the subject matter of the Proceedings or decline to accept the Proceedings on the grounds of lacking such jurisdiction; (B) the Proceedings are commenced by a party for the purpose of enforcing against the other party’s property, assets or estate any decision or judgment rendered by any court in which Proceedings may be brought as provided hereunder; (C) the Proceedings are commenced to appeal any such court’s decision or judgment to any higher court with competent appellate jurisdiction over that court’s decisions or judgments if that higher court is located outside the State of New York or Borough of Manhattan, such as a federal court of appeals or the U.S. Supreme Court; or (D) any suit, action or proceeding has been commenced in another jurisdiction by or against the other party or against its property, assets or estate and, in order to exercise or protect its rights, interests or remedies under this Agreement or the Confirmation, the party (1) joins, files a claim, or takes any other action, in any such suit, action or proceeding, or (2) otherwise commences any Proceeding in that other jurisdiction as the result of that other suit, action or proceeding having commenced in that other jurisdiction.”
(u)    Waiver of Trial by Jury. EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE AGREEMENT, THIS CONFIRMATION AND THE TRANSACTION HEREUNDER.

9.    2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol:
The parties agree that the terms of the 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol published by ISDA on July 19, 2013 (“Protocol”) apply to the Agreement as if the parties had adhered to the Protocol without amendment. In respect of the Attachment to the Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this Section 9 (and references to “such party’s Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be deemed to be “enters into this Agreement”, (iii) references to “Protocol Covered Agreement” shall be deemed to be references to this Agreement (and each “Protocol Covered Agreement” shall be read accordingly), and (iv) references to “Implementation Date” shall be deemed to be references to the date of this Agreement. For the purposes of this Section 9:

(a)    Dealer is a Portfolio Data Sending Entity and Counterparty is a Portfolio Data Receiving Entity;
(b)    Dealer and Counterparty may use a Third Party Service Provider, and each of Dealer and Counterparty consents to such use including the communication of the relevant data in relation to Dealer and Counterparty to such Third Party Service Provider for the purposes of the reconciliation services provided by such entity.
(c)    The Local Business Days for such purposes in relation to Dealer are New York, London, Frankfurt, and Tokyo and in relation to Counterparty are Houston;
(d)    The provisions in this paragraph shall survive the termination of this Transaction.
(e)    The following are the applicable email addresses.
Portfolio Data:         Dealer: collateral.disputes@db.com
Counterparty: Legal@pros.com
Notice of discrepancy:     Dealer: collateral.disputes@db.com
Counterparty: Legal@pros.com
Dispute Notice:         Dealer: collateral.disputes@db.com
Counterparty: Legal@pros.com

10.     NFC Representation Protocol:
(a)    The parties agree that the provisions set out in the Attachment to the ISDA 2013 EMIR NFC Representation Protocol published by ISDA on March 8, 2013 (the “NFC Representation Protocol”) shall apply to the Agreement as if each party were an Adhering Party under the terms of the NFC Representation Protocol. In respect of the Attachment to the Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this Section 2 (and references to “the relevant Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be deemed to be “enters into this Agreement”, (iii) references to “Covered Master Agreement” shall be deemed to be references to this Agreement (and each “Covered Master Agreement” shall be read accordingly), and (iv) references to “Implementation Date” shall be deemed to be references to the date of this Agreement.
(b)    Counterparty confirms that it enters into this Agreement as a party making the NFC Representation (as such term is defined in the NFC Representation Protocol). Counterparty shall promptly notify Dealer of any change to its status as a party making the NFC Representation.

11.    Transaction Reporting - Consent for Disclosure of Information:
Notwithstanding anything to the contrary herein or in the Agreement or any non-disclosure, confidentiality or other agreements entered into between the parties from time to time, each party hereby consents to the Disclosure of information (the “Reporting Consent”):

(a)     to the extent required by, or necessary in order to comply with, any applicable law, rule or regulation which mandates Disclosure of transaction and similar information or to the extent required by, or necessary in order to comply with, any order, request or directive regarding Disclosure of transaction and similar information issued by any relevant authority or body or agency (“Reporting Requirements”); or
(b)    to and between the other party’s head office, branches or affiliates; to any person, agent, third party or entity who provides services to such other party or its head office, branches or affiliates; to a Market; or to any trade data repository or any systems or services operated by any trade repository or Market, in each case, in connection with such Reporting Requirements.

“Disclosure” means disclosure, reporting, retention, or any action similar or analogous to any of the aforementioned.

“Market” means any exchange, regulated market, clearing house, central clearing counterparty or multilateral trading facility.

Disclosures made pursuant to this Reporting Consent may include, without limitation, Disclosure of information relating to disputes over transactions between the parties, a party’s identity, and certain transaction and pricing data and may result in such information becoming available to the public or recipients in a jurisdiction which may have a different level of protection for personal data from that of the relevant party’s home jurisdiction. This Reporting Consent shall be deemed to constitute an agreement between the parties with respect to Disclosure in general and shall survive the termination of this Confirmation. No amendment to or termination of this Reporting Consent shall be effective unless such amendment or termination is made in writing between the parties and specifically refers to this Reporting Consent.

Please confirm that the foregoing correctly sets forth the terms of our agreement by sending to us a letter or telex substantially similar to this facsimile, which letter or telex sets forth the material terms of the Transaction to which this Confirmation relates and indicates your agreement to those terms. Deutsche will make the time of execution of the Transaction available upon request.
Deutsche is authorised for the conduct of certain activities by the Prudential Regulation Authority. It is subject to limited regulation by the Financial Conduct Authority and by the Prudential Regulation Authority.

DEUTSCHE BANK AG, LONDON BRANCH

By: /s/ Lars Kestner
Name:    Lars Kestner
Title:    Attorney in Fact

By: /s/Michael Sanderson
Name:    Michael Sanderson
Title:    Attorney in Fact

DEUTSCHE BANK SECURITIES INC.,
acting solely as Agent in connection with the Transaction

By: /s/ Lars Kestner
Name:    Lars Kestner
Title:    Managing Director

By: /s/ Michael Sanderson
Name:    Michael Sanderson
Title:    Managing Director

Agreed and Accepted By:PROS HOLDINGS, INC.

By:	/s/Andres Reiner
Name: Andres Reiner
Title: President and Chief Executive Officer